Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made as of July 14, 2008, among American Animal Hospital Association (“AAHA”), Professional Veterinary Products, Ltd. (“PVPL”), and AAHA Services Corporation (“Company”).
     WHEREAS, PVPL owns 1,250 shares of common stock of Company (the “PVPL Company Stock”) representing 20% of the issued and outstanding shares of the common stock of Company, and AAHA owns 5,000 shares of common stock of Company, representing 80% of the issued and outstanding shares of the common stock of Company; and
     WHEREAS, AAHA desires to purchase the PVPL Company Stock from PVPL, and PVPL desires to sell the PVPL Company Stock to AAHA upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
AGREEMENT TO PURCHASE AND SELL
     1.1 Purchase and Sale. Upon the execution and delivery of this Agreement by the parties, AAHA is purchasing the PVPL Company Stock from PVPL, and PVPL is selling the PVPL Company Stock to AAHA.
     1.2 Closing. The consummation of the transactions contemplated herein (the “Closing”) is taking place through the exchange of documents by email (with hard copies being sent by and among the parties by mail), by the delivery by PVPL to AAHA of the certificates representing the Company Stock.
ARTICLE 2
CONSIDERATION
     2.1 Purchase Price. AAHA is purchasing the Company Stock from PVPL for an aggregate purchase price of $1,400,000 (the “Purchase Price”). The Purchase Price is being paid at Closing.
     2.2 Closing Date Payment and Receipt of Shares. At Closing:

(a)	PVPL is selling, assigning, and transferring to AAHA good and valid title in and to the PVPL Company Stock, free and clear of all liens. Such sale, assignment and transfer is being evidenced by the delivery to AAHA at Closing of the stock certificates representing 100% of the PVPL Company Stock, duly endorsed for transfer;

(b)	AAHA is paying the Purchase Price to PVPL by certified check or wire transfer; and

(c)	The parties are delivering to one another certified copies of resolutions of their respective boards of directors, authorizing the execution, delivery and performance of this Agreement by each such party.
     2.3 Other Consideration and Actions.
(a)	Effective at Closing, the Shareholders Agreement of Company dated June 16, 2000 (the “Shareholders Agreement”) is terminated, without any further action required by the parties to such agreement;

(b)	Effective at Closing, Dr. Lionel Reilly is resigning from Company’s Board of Directors and PVPL will no longer be entitled to a Company board position;

(c)	Effective at Closing, the parties are agreeing to enter into the Mutual Release and Contribution Agreement attached as Exhibit A; and
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AAHA
     For the purpose of inducing PVPL to enter into this Agreement, AAHA hereby makes the following representations and warranties to PVPL:
     3.1. Organization of AAHA. AAHA is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with full power and authority to carry on the business in which it is engaged and to enter into and perform its obligations under this Agreement.
     3.2 Authorization of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by AAHA’s Board of Directors. This Agreement is a valid and binding obligation of AAHA, enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of AAHA have been duly authorized to do so by all necessary action of AAHA.
     3.3. Investment Intent. AAHA is acquiring the PVPL Company Stock for investment and not with a view to distribution thereof, and AAHA will not make any distribution or transfer thereof except in accordance with the Securities Act of 1933, as amended, and the rules and regulations there under and applicable exemptions there from.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PVPL
     For the purpose of inducing AAHA and Company to enter into this Agreement, PVPL hereby makes the following representations and warranties to AAHA and Company:
     4.1 Organization and Qualification of PVPL. PVPL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska with full corporate power and authority to carry on the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.
     4.2 Authorization of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by PVPL’s Board of Directors. This Agreement is a valid and binding obligation of PVPL, enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of PVPL have been duly authorized to do so by all necessary action of PVPL.
     4.3 Commissions. There are and will be no claims for brokerage commissions, finder’s fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of PVPL.

     4.4 Good Title. Immediately prior to the Closing, (a) PVPL held title to the PVPL Company Stock free and clear of all liens, claims and encumbrances of any nature whatsoever, (b) there were no outstanding options, warrants, convertible securities or other rights to acquire any of the PVPL Company Stock that were created by PVPL, (c) PVPL has not transferred the PVPL Company Stock in violation of, and the PVPL Company Stock is not currently subject to, any right of first refusal or similar right of any person, other than as set forth in the Shareholders Agreement, and (d) PVPL has not subjected the PVPL Company Stock to any voting trust or other voting agreement. Upon the transfer of the PVPL Company Stock to AAHA in accordance with this Agreement, AAHA will hold good title to the PVPL Company Stock, free and clear of all liens, claims and encumbrances of any nature whatsoever (other than any liens, claims and encumbrances created by AAHA).
     4.5 No Claims, Notices, Investigation of Violations. PVPL has not received from any governmental entity any request for information, notice of claim, demand letter or other notification, notice or information that: (a) Company is liable for or in violation of any Controlled Substance Laws, Pedigree Laws or laws relating to Pharmaceutical Products or that (b) the registration under the Controlled Substance Laws, Pedigree Laws or laws relating to Pharmaceutical Products (i) is unauthorized, (ii) is inconsistent with the public interest, health or safety, (iii) may be revoked, or (iv) may be suspended. To PVPL’s knowledge, there have been no federal, state or local governmental or regulatory investigations, enforcement actions, studies, audits, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize any actual, alleged or potential violations of Controlled Substance Laws, Pedigree Laws or laws relating to Pharmaceutical Products or to revoke, suspend, deny or prevent the issuance of the registration of Company. Neither PVPL in connection with Company nor, to PVPL’s knowledge, Company has (1) been charged with, (2) been served a subpoena or search warrant relating to, (3) been the subject of an administrative inspection or warrant relating to, (4) settled any allegations relating to, (5) pled no contest to, (6) conceded liability for, (7) been convicted of, (8) been assessed or paid any fines or penalties relating to, or (9) been subject to cease and desist or similar orders relating to, any violations of the Controlled Substance Laws, Pedigree Laws or relating to Pharmaceutical Products.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF COMPANY
     For the purpose of inducing PVPL and AAHA to enter into this Agreement, Company hereby makes the following representations and warranties to PVPL and AAHA:
     5.1 Organization and Qualification of Company. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of

Colorado with full corporate power and authority to carry on the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.
     5.2 Authorization of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by Company’s Board of Directors. This Agreement is a valid and binding obligation of Company, enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of Company have been duly authorized to do so by all necessary action of Company.
ARTICLE 6
POST CLOSING COVENANTS OF PVPL
After Closing, (a) PVPL shall cooperate with AAHA and Company in the transition of logistics support provided to Company, including taking the actions described in the attached Exhibit B; and (b) PVPL, except as required by law, shall promptly transfer, convey, or otherwise turn over to Company all assets belonging to Company (“Assets”) that PVPL has in its possession. Notwithstanding the forgoing, PVPL shall be permitted to retain copies of Company’s Business Records to the extent required by law; however, PVPL agrees to use such Business Records solely for the purposes of complying with applicable federal, state, or local laws, rules, or regulations. For purposes of this Article 6, “Business Records” shall mean all copyrighted materials, data, statistics, customer lists, membership lists and other informational materials generated during the course of the operation of AAHA MARKETLink, whether furnished by Company, PVPL or other parties.
ARTICLE 7
POST CLOSING COVENANT OF COMPANY AND AAHA
     Neither AAHA nor Company shall contract with, or attempt to retain or hire, any employee of PVPL, including but not limited to any PVPL employee who has performed services in connection with the logistics agreement entered between PVPL and Company (the “Logistics Agreement”), for a one year period beginning on the date of this Agreement.

ARTICLE 8
MISCELLANEOUS
     8.1 Entire Agreement. This Agreement, together with the exhibits and attachments to this Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements, oral or written. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
     8.2 Severability. If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.
     8.3 Expenses. Each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated by it.
     8.4 Notice. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by facsimile transmission with telephone confirmation of receipt, national overnight courier, or registered or certified mail, return receipt requested, all postage and other charges prepaid, as follows:

If to PVPL:	Professional Veterinary Products, Ltd.
Attn: Dr. Lionel Reilly
10077 S. 34th Street
Omaha, Nebraska 68138

With a copy to:	Rick Putnam, Esq.
Baird Holm LLP
1500 Woodmen Tower
1700 Farnam Street
Omaha, Nebraska 68102-2068

If to AAHA
or Company:	American Animal Hospital Association
Attn: Dr. John Albers
12575 W. Bayaud Avenue
Lakewood, Colorado 80228

With a copy to:	James F. Wood, Esq.
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, Colorado 80202

And	William E. Walters, Esq.
Kelly Garnsey Hubbell & Lass LLC
1441 Eighteenth Street, Suite 300
Denver, Colorado 80202
or at such other address as may be designated by notice pursuant to this Section 8.4 from such party to the other party. Notice sent by overnight courier shall be deemed delivered on the business day immediately following deposit with such courier. Notice sent by facsimile transmission shall be deemed delivered on the day of transmission if a business day or if not a business day the first business day following the day of transmission. Notice sent by certified or registered mail shall be deemed delivered on the fifth day after deposit with the United States postal service.
     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
     8.6 Arbitration. If any dispute arises out of or in connection with this Agreement, the parties agree that any controversy or claim arising out of or relating in any way to this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, before the Judicial Arbiter Group, Inc. (or if it is unwilling or unable to serve, then by the American Arbitration Association). Any judgment or award rendered by the arbitrator shall be entered in any court having jurisdiction. Each party agrees to pay its own out-of-pocket expenses associated with the arbitration, including attorney’s fees, other than as may otherwise be provided herein. This provision shall not prohibit either party from seeking injunctive or other relief in any court of competent jurisdiction to enforce their respective rights.
     8.7 Captions. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.
     8.8 Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
     8.9 Waiver. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect either the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.
     8.11 Incorporation by Reference. The exhibits referred to in this Agreement are incorporated in this Agreement as a part of this Agreement as if set forth in full in this Agreement.
     8.12 Attorney Fees and Costs. If a dispute arises as whether any party is in default under this Agreement, the prevailing party shall be awarded reasonable attorney fees and costs in any suit, action or proceeding, including trial, arbitration, mediation, or appeal, as awarded by the court, arbiter, or mediator.
     8.13 Interest on Past Due Amounts. If any party becomes liable to another party to this Agreement by reason of any breach of this Agreement by such breaching party, the breaching party, in addition to the obligation to pay damages to the other party for such breach, agrees to pay interest on such damages from the date of the breach until the date the damages are paid or the breach is otherwise cured, at the rate of 4% per annum above the prime rate published from time to time by The Wall Street Journal (but such interest shall not in any event exceed the highest rate permitted by law).
     8.14 Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.
     8.15 Survival of Representations & Warranties. The representations and warranties set forth in this Agreement shall survive the Closing indefinitely.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

AAHA SERVICES CORPORATION
By:	/s/ John W. Albers, DVM
Title: Chief Executive Officer

AMERICAN ANIMAL HOSPITAL ASSOCIATION
By:	/s/ John W. Albers, DVM
Title: Executive Director

PROFESSIONAL VETERINARY PRODUCTS, LTD.
By:	/s/ Dr. Lionel L. Reilly
Title: President

EXHIBIT A
Mutual Release & Contribution Agreement

EXHIBIT B
Cooperation between PVPL, AAHA and the Company

EXHIBIT B
Cooperation between PVPL, AAHA and the Company
1. Provide the following information to AAHA, as requested.
a.	On going access (if required), to the current details included in all Servco/MARKETLink (“ML”)customer files—Including but not limited to hospital name, doctors name, ship to address, bill to address, sales tax preferences, vet license number and expiration date, DEA number and expiration date, HIN #.

b.	Sales data by account for invoiced and agency business for ML’s last three fiscal years, including but not limited to sales by vendor, by line item, by month, with cost and sale price.

c.	Continue to provide a data feed of all ML sales to Focus Technology Group on a regular basis until all transactions are reported.

d.	Year end recap of actual and estimated manufacturer rebates and commissions earned by ML including performance incentives, sales out commissions/rebates, agency rebates/commissions, and logistics commissions. Basically anything currently provided per contract to ML by PVPL for the quarterly credit due to ML for sales through June 30, 2008

e.	All ML year end sales tax information required to complete submissions, payments and filings for sales and use tax in all states, cities, counties and municipalities in line with current operating procedures. This will be accomplished by continued access to ML’s database on PVPL’s AS 400 operating system through September 30, 2008, to be reviewed on October 1, 2008 to assure tax filings are complete.

f.	Recap by ML customer of vendor programs currently being tracked to qualify the customer for performance/rebate dollars earned, e.g., the Fort Dodge Alliance program.
2. Access to the PVPL AS 400 operating system relative to ML’s financial and operational support programs. This would include by way of example the monthly financial statement programs, accounts receivable, accounts payable, tax information, customer notes and history. Access to this data from Denver via the VPN will be necessary to close out the business, complete the year end audit and similar items of this nature. This will be accomplished by continued access to ML’s database on PVPL’s AS 400 operating system through September 30, 2008, to be reviewed on Oct 1, 2008 to assure the audit is complete.
3. Cooperation to develop a plan to close out any remaining ML sales or return issues that may be pending at June 30, 2008.
4. Provide confirmation of termination of all passwords, user names and other access options used by ML customers to access the website platform provided by PVPL for ML business. This would include B2B access as well as access to the catalog and other ML specific information.
5. Provide confirmation of transfer to ML all of its Confidential Information including electronic and hard copy files and data pertaining to ML’s business operations. Please refer to the SERVCO and PVPL Agreement dated September 1, 2004 for a definition of these items
6. Assistance in responding to reasonable requests for additional account information that may not be in ML’s files but that is in PVPL’s control or possession.
9. Other matters, including data and information, which may arise and are necessary for the transfer of assets from Servco to MWI.